EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
April 24, 2025	(212) 441-6877
brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES FIRST QUARTER 2025 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended March 31, 2025.

“The Federal Home Loan Bank of New York continued to perform well in the first quarter of 2025, meeting the funding needs of our members and delivering liquidity in support of local economic growth,” said Randolph C. Snook, president and CEO of the FHLBNY.  “Our sustained focus on executing on our foundational liquidity mission in a safe and sound manner drives our performance and positions the FHLBNY as a stable and reliable partner to our members and the communities we serve.”

Highlights from the first quarter of 2025 include:

•	Net income for the quarter was $155.7 million, a decrease of $64.8 million, or 29.4%, from net income of $220.5 million for the first quarter of 2024. Net interest income for the quarter was $215.0 million, a decrease of $50.0 million, or 18.9%, from net interest income of $265.0 million in the first quarter last year. This decrease in net interest income was driven by a decrease in average interest earning assets of $8.3 billion, from $169.4 billion in the prior year period to $161.1 billion for the first quarter of 2025. Non-interest income declined by $15.2 million, or 42.3%, to $20.7 million from the first quarter of 2024 due to net unrealized fair value losses on derivatives and hedged items including trading securities held for liquidity purposes. Non-interest expense increased $6.3 million, or 11.2%, to $62.6 million due to increases in voluntary contributions to housing and community development programs, and personnel- and technology-related expenses.

•	Return on average equity (“ROE”) for the quarter was 7.16% (annualized), compared to ROE of 10.58% for the first quarter of 2024, as a result of the decrease in net income.

•	As of March 31, 2025, total assets were $157.2 billion, a decrease of $3.1 billion, or 1.9%, from total assets of $160.3 billion at December 31, 2024. As of March 31, 2025, advances (par amount) were $97.9 billion, a decrease of $8.6 billion, or 8.1%, from $106.5 billion at December 31, 2024.

•	As of March 31, 2025, total capital was $8.1 billion, a decrease of $0.3 billion from total capital of $8.4 billion at December 31, 2024, due to declines in capital stock aligned with smaller advances balances offset by an increase in retained earnings. The FHLBNY’s retained earnings were $2.5 billion as of March 31, 2025 and December 31, 2024; $1.3 billion of the retained earnings were unrestricted and $1.2 billion were restricted. At March 31, 2025, the FHLBNY was in compliance with its regulatory capital ratios and liquidity requirements.

•	The FHLBNY allocated $17.3 million from its first quarter 2025 earnings for its Affordable Housing Program.

The FHLBNY currently expects to file its Form 10-Q for the first quarter of 2025 with the U.S. Securities and Exchange Commission on or about May 8, 2025.

Selected Balance Sheet Items (dollars in millions)
	March 31,	December 31,
	2025	2024	Change

Advances	$97,523	$105,838	$(8,315)
Mortgage loans held for portfolio	2,380	2,345	35
Mortgage-backed securities	19,480	19,397	83
Liquidity assets	35,566	30,344	5,222
Total assets	$157,224	$160,300	$(3,076)

Consolidated obligations	$145,396	$148,411	$(3,015)
Capital stock	5,631	6,014	(383)
Unrestricted retained earnings	1,272	1,286	(14)
Restricted retained earnings	1,240	1,209	31
Accumulated other comprehensive income (loss)	(66)	(100)	34
Total capital	$8,077	$8,410	$(333)

Capital-to-assets ratio (GAAP)	5.14%	5.25%
Capital-to-assets ratio (Regulatory)	5.18%	5.31%

Operating Results (dollars in millions)
	Quarter Ended March 31,
	2025	2024	Change

Total interest income	$1,821.5	$2,316.0	$(494.5)
Total interest expense	1,606.5	2,051.0	(444.5)
Net interest income	215.0	265.0	(50.0)
Provision (Reversal) for credit losses	0.1	(0.4)	0.5
Net interest income after provision for credit losses	214.9	265.4	(50.5)
Non-interest income (loss)	20.7	35.9	(15.2)
Non-interest expense	62.6	56.3	6.3
Affordable Housing Program assessments	17.3	24.5	(7.2)
Net income	$155.7	$220.5	$(64.8)

Return on average equity	7.16%	10.58%
Return on average assets	0.39%	0.52%
Net interest margin	0.54%	0.63%

About the Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of March 31, 2025, the FHLBNY serves 338 member institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The FHLBNY’s mission is to provide members with reliable liquidity in support of housing and local community development.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.